UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 8, 2016

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22160 North Pepper Road, Barrington, IL		60010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(847) 382-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 1.01 – Entry in to a Material Definitive Agreement

On August 8, 2016, Registrant entered into Amendment No. 8 to Credit Agreement (“Bank Amendment”) among Registrant and BMO Harris Bank N.A. (the “Bank”) and also Amendment No. 3 to Note and Warrant Purchase Agreement (BMO Equity Amendment”) among Registrant and BMO Private Equity (U.S.), Inc. (“BMO Equity”). Under the terms of the Bank Amendment: (i) for the period from August 1, 2016 to February 28, 2017, the amount of the revolving credit commitment was increased to $14 million, and returns to $12 million thereafter, (ii) for the period from August 1, 2016 to December 15, 2016, the Inventory Borrowing Base Cap was increased to $9 million from $6.5 million, (iii) the Senior Leverage Ratio covenant was increased to 3.5 to 1 for the quarters ended September 30, 2016 and December 31, 2016 and to 3.25 to 1 for the quarter ended March 31, 2017, (iv) the Total Leverage Ratio covenant was increased to 4.75 to 1 for the quarter ended September 30, 2016 and to 4.50 to 1 for the quarter ended December 31, 2016, (v) for the fiscal year ended December 31, 2016 the capital expenditure limit was increased to $1,100,000. Under the terms of the BMO Equity Amendment, (i) for the quarters ended September 30, 2016 and December 31, 2016, the Senior Leverage Ratio requirement with respect to BMO Equity was increased to 3.85 to 1, (ii) for the quarter ended March 31, 2017, the Senior Leverage Ratio requirement with respect to BMO Equity was increased to 3.575 to 1, (iii) for the quarter September 30, 2016, the Total Leverage Ratio with respect to BMO Equity was increased to 5.225 to 1, (iv) for the quarter ended December 31, 2016, the Total Leverage Ratio with respect to BMO Equity was increased to 4.95 to 1 and (v) for the fiscal year ended December 31, 2016 the capital expenditure limit with respect to BMO was increased to $1,210,000. The Amendments also specify certain other financial ratio covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Industries Corporation
(Registrant)

Date: August 11, 2016	By:	/s/ Stephen M. Merrick
Stephen M. Merrick President